Exhibit 10.16
DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS
Compensation of Directors who are Employees of the Company
Directors who are employees of TJX are not paid for their service as a director.
Compensation of Non-Employee Directors
For fiscal year 2011, we paid all of our non-employee directors as follows:
•	Annual retainer of $50,000 for each non-employee director.

•	Additional annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended (each day of a multiple day Board meeting is treated as a separate Board meeting with respect to this fee).

•	Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each Committee meeting attended as Committee chair (other than, in each case, the Executive Committee).

•	Two annual deferred share awards, each representing shares of our common stock valued at $50,000.
     Payment of fees for attendance at special meetings of the Board or committees is at the discretion of the Chairman of the Board or the lead director, taking into consideration such matters as deemed relevant by the Chairman of the Board or the lead director, as applicable, such as the length of the meeting and preparation time required. The Executive Committee does not receive the committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (and deferred dividends on those awards) are granted under our Stock Incentive Plan (SIP). One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on service as a director until the annual meeting next following the award and is payable with accumulated dividends in stock upon vesting, unless an irrevocable advance election is made whereby it is payable at the same time as the first award. In the event that a director separates from service as a director prior to vesting in the second award, such award will be forfeited. Deferred share awards and deferred dividends on those awards are distributed as shares of common stock.
     Directors may participate in our Executive Savings Plan (ESP), a non-qualified deferred compensation plan, under which amounts deferred earn a return based on notional investments in mutual funds or other market investments. Participating directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. Prior to January 1, 2008, directors were eligible to defer their retainers and fees in our General Deferred Compensation Plan (GDCP), under which amounts deferred continue to earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 are paid at retirement from the Board. We do not provide retirement or insurance benefits for our non-employee directors.
     The amount of each annual deferred stock award has been increased to $62,500 for fiscal year 2012; all other director compensation remains the same.